Exhibit 3.9

ARTICLES OF INCORPORATION

OF

APX ALARM SECURITY SOLUTIONS, INC.

I, the undersigned, a natural person of the age of eighteen (18) yews or more, acting as incorporator of a corporation under the Utah Revised Business Corporation Act, adopt the following Articles of Incorporation for such corporation

ARTICLE I - NAME

The name of this corporation is APX Alarm Security Solutions, Inc.

ARTICLE II - DURATION

The period of its duration is perpetual

ARTICLE III - PURPOSES

The purposes for which the corporation is organized are to transact any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act

ARTICLE IV - STOCK

The aggregate number of shares which the corporation shall be authorized to issue is 1,000 shares of common stock with a par value of One Dollar ($1 00) per share All stock of this corporation shall be of the same class, common, and shall have the same rights and preferences Fully paid stock of this corporation shall not be liable to any call and is non-assessable

ARTICLE V - INITIAL REGISTERED AGENT

The name and address of this corporation’s initial registered agent is.

Name of Agent	Address of Registered Office

David R York, Esq , CPA	10 East South Temple, Suite 900 Salt Lake City, Utah 84133

I hereby accept appointment as registered agent for APX Alarm Security Solutions, Inc.

/s/ David R. York
David R. York, Esq , CPA
Registered Agent

ARTICLE VI - DIRECTORS

The number of directors constituting the initial Board of Directors of this corporation is Three The names and addresses of persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualify, are

Name	Address

Todd Pedersen	580 South State Street Orem, Utah 84058

Keith Nellesen	580 South State Street Orem, Utah 84058

Shawn Brenchley	580 South State Street Orem, Utah 84058

The number of directors may be changed from time to time by amendment of the bylaws, but there shall be not more than nine (9) nor less than three (3) directors, provided, however, so long as this corporation has fewer than three (3) shareholders entitled to vote for the election of directors, the corporation may have a number of individuals equal or greater than the number of those shareholders

ARTICLE VII - ELIMINATION OF PERSONAL LIABILITY

OF DIRECTORS

1. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the Utah Revised Business Corporation Act

2. Without limiting the generality of the foregoing, the directors of the corporation are not liable to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for

(a) the amount of a financial benefit received by a director to which he/she is not entitled;

(b) an intentional infliction of harm on the corporation or the shareholders,

(c) a violation of Utah Code Ann § 16-10a-842, or

(d) an intentional violation of criminal law

3. If the Utah Revised Business Corporation Act is hereafter amended or supplemented to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated of limited to the fullest extent permitted by the Utah Revised Business Corporation Act, as so amended, and without the necessity for further shareholder action in respect thereof

4. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification

ARTICLE VIII - INDEMNIFICATION

1. The corporation shall indemnify its directors, officers, employees, fiduciaries and agents to the full extent permitted by the Utah Revised Business Corporation Act, as the same may be hereafter amended or supplemented

2. In particular, and not in derogation of the generality of the foregoing, except as provided in paragraph 3 of this Article, the corporation shall indemnify an individual made a party to a proceeding because he/she is or was a director, against liability incurred in the proceeding if

(a)	his/her conduct was in good faith,

(b)	he/she reasonably believed that his/her conduct was in, or not opposed to, the corporation’s best interests, and

(c)	in the case of any criminal proceeding, he/she had no reasonable cause to believe his conduct was unlawful.

3. The corporation shall not indemnify a director under paragraph 2 of this Article

(a)	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or

(b)	in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not Involving acts in his/her official capacity, in which proceeding he/she was adjudged liable on the basis that he/she derived an improper personal benefit

4. Indemnification under paragraph 2 of this Article in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding

ARTICLE IX – INCORPORATORS

The name and address of each incorporator is

Name	Address

David R. York, Esq , CPA	580 South State Street Orem, Utah 84058

DATED this 8th day of November, 2005

/s/ David R. York
David R. York, Esq , CPA, Incorporator

AMENDMENT

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF APX ALARM SECURITY SOLUTIONS, INC.

Pursuant to Section 16-10a-1006 of the Utah Revised Business Corporation Act, APX Alarm Security Solutions, Inc. hereby files with the Utah Division of Corporations and Commercial. Code the following Articles of Amendment:

FIRST: Prior to the effectiveness of this Amendment, the name of the Company was APX Alarm Security Solutions, Inc. APX Alarm Security Solutions, Inc. now desires to change its name to Vivint, Inc.

SECOND: The following Amendment to the Articles of Incorporation was adopted by unanimous consent of the sole shareholder and directors of APX Alarm Security Solutions, Inc. on November 22, 2010, in the manner prescribed by sections 16-10a-704 and 16-10a-821 of the Utah Revised Business Corporations Act:

The Amendment of the Articles is to Article I, which shall now be restated in its entirety to read as follows:

ARTICLE I- NAME

The name of this corporation is Vivint, Inc.

THIRD: APX Group, Inc., a Delaware corporation, is the sole shareholder of APX Alarm Security Solutions, Inc., and possesses and holds all of the shares of APX Alarm Security Solutions, Inc.

FOURTH: APX Group, Inc. voted all of the shares of APX Alarm Security Solutions, Inc. and all of the shares were indisputably represented in the action taken.

Filed in accordance with Section 16-10a-120 of the Utah Revised Business Corporation Act this 7th day of December, 2010.

APX ALARM SECURITY SOLUTIONS, INC., a Utah corporation

By:	/s/ Nathan Wilcox
Nathan Wilcox
Its:	Secretary